Exhibit 99.1

Event ID: 2285884

Culture: en-US

Event Name: Q4 2009 The Mosaic Company Earnings Conference Call

Event Date: 2009-07-23T13:00:00 UTC

P:  Operator;;

C:  Christine Battist; The Mosaic Company; Director, IR

C:  Larry Stranghoener; The Mosaic Company; EVP & CFO

C:  Jim Prokopanko; The Mosaic Company; President & CEO

P:  Don Carson; UBS; Analyst

P:  Steve Byrne; BAS-ML; Analyst

C:  Rick McLellan; The Mosaic Company; Commercial VP

P:  Louisa Herman; Goldman Sachs; Analyst

P:  Megan Davis; Morgan Stanley; Analyst

P:  PJ Juvekar; Citigroup; Analyst

P:  Jeff Zekauskas; JPMorgan Chase & Co.; Analyst

C:  Mike Rahm; The Mosaic Company; VP Market Analysis & Strategic Planning

P:  Michael Piken; Cleveland Research; Analyst

C:  Joc O’Rourke; The Mosaic Company; EVP Operations

P:  Mark Connolly; Sterne, Agee & Leach, Inc.; Analyst

C:  Rich Mack; The Mosaic Company; General Counsel

P:  Mark Gulley; Soleil Securities; Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fiscal 2009 fourth quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation.

Your host for today’s call is Christine Battist, Director of Investor Relations at The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Heather. Welcome to Mosaic’s fiscal 2009 fourth quarter earnings conference call. Joining me today are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; and other members of the Mosaic Senior Leadership Team.

We will be using presentation slides during the conference call today. You may view the slides simultaneously with the audio webcast. The slides are available on our website and may enhance our discussion, but are not a requirement for the call. If you unable to download the slides, please contact me after the call and I’ll send them to you.

We will be making forward-looking statements during the conference call. The statements include but are not limited to statements about future financial and operating results. They’re based upon management’s beliefs and expectations as of today’s date, July 23rd, 2009, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now I’ll turn the call to Larry.

Larry Stranghoener: Thank you, Christine, good morning. Thank you all for joining us. We know this is a very busy week for all of you. We’ll be efficient with your time this morning.

We have completed a challenging and unprecedented year, one which began with great momentum, shifted to a period of weak demand and declining prices, before ending with signs of recovery. Through it all, we maintained focus on our strategic priorities, posted record net earnings, and notably strengthened our balance sheet, emerging as a stronger competitor at the end of the year. In a moment, Jim will review our competitive position, our strategic direction, and the positive long-term outlook for Mosaic and the crop nutrient sector. I will first review some highlights of our fourth quarter results and provide some guidance for fiscal 2010.

Turning to business unit results as summarized on slide five, our Potash segment delivered healthy profits despite significant production cuts. Though we sold only 650,000 tonnes during the fourth quarter, our gross margin was 57%, producing operating earnings of nearly $200 million. This is a great business for us. We remain committed to our expansion plans. Our average MOP selling price was $540 per tonne, a decrease of $25 from our third quarter results, but significantly above year-ago levels.

Our Phosphates segment posted improved results from the third quarter and is demonstrating improving, though still low, margins now that DAP selling prices have recalibrated and higher cost finished goods and raw materials have begun flushing through our system. The average DAP selling price for the quarter was $345 per tonne compared with $754 a year-ago and $413 last quarter. Phosphates posted modest operating earnings compared with the same period last year. Gross margins turned positive this quarter and were 4% of net sales, up from a modest loss in the third quarter. Phosphates is a good business for us, with attractive through-cycle economics, and we are taking steps to maintain our competitive advantage.

Our Offshore segment results were weak, as we expected, but the worst is behind us. Due to further selling price reductions in certain key countries in the fourth quarter, we sold product at a loss and it was necessary to record an additional inventory write-down leading to an operating loss. On a positive note, we are seeing signs that demand is recovering in certain key markets, specifically Brazil.

Note that this Offshore loss is somewhat offset by $52 million of profit in our Corporate segment. This amount largely represents the reversal of previously eliminated profit earned by our Phosphate and Potash segments on their intercompany sales to Offshore. This profit in inventory account is maintained in our Corporate segment and moves up and down based on timing of Offshore sales to end customers.

There are two other items related to the quarter that I want to mention, noted on slide six. First, there was a large foreign currency transaction loss, representing $0.42 per share. This non-cash loss largely represents the effect of a weaker U.S. dollar on significant U.S. dollar denominated intercompany receivables and cash held by Mosaic’s Canadian subsidiaries. GAAP accounting standards require us to record this translation activity as foreign exchange transaction gains and losses with the offsetting gain or loss on the balance sheet. We intentionally do not and will not hedge these amounts, as they do not represent economic or cash flow exposure. In our view, these amounts should be backed out of reported results to get to underlying earnings, and we suggest that you not try and estimate this P&L line in your earnings models, as it is unpredictable and of no economic consequence.

Second, we recorded a $283 million tax benefit, representing $0.63 per share related to a special dividend distributed from our non-U.S. subsidiaries to our U.S. subsidiaries. This was a distribution of previously taxed earnings which results in substantial foreign tax credits, which will provide cash benefits over the next three to five years.

Now let me share some financial guidance for fiscal 2010 as summarized on slide seven. We estimate an average DAP selling price of $255 to $295 per tonne in the first quarter fiscal 2010 and phosphate sales volumes of 1.9 million to 2.2 million tonnes. As you know, the Potash market is resetting right now and we are still ascertaining price and volume trends. Until market conditions stabilize, we are not providing guidance on Potash sales volumes or MOP selling prices.

We estimate our capital spending for fiscal 2010 in the range of $1 billion to $1.2 billion, up from $781 million in 2009. A large portion of this amount relates, of course, to our Potash expansion projects. We are confident in the long-term outlook for Potash and remain committed to and excited about our growth plans. We expect our annual capital expenditures to remain at these levels and higher for the next several years and we expect to fully fund these expenditures through operating cash flows. Depreciation expense will begin to trend upward once each phase of the expansions is complete and should total $400 million to $430 million for fiscal 2010. As for other guidance, we estimate SG&A expense for fiscal 2010 in the range of $350 million to $370 million, and our effective income tax rate should be in the low to mid 30% range.

Now I’ll turn it over to Jim for further insights into our strategic direction and about the outlook. Jim?

Jim Prokopanko: Thank you, Larry. Good day, and thank you all for joining us this morning. Fiscal 2009 severely tested Mosaic’s strength and resilience. We met and passed the test. We effectively managed the variables in the business that were within management’s control. We aligned our production with lower demand. We sold Saskferco, a non-core business at an attractive price. We scrutinized costs and focused on production efficiencies. We remained engaged with our customers as they too operated in a highly volatile environment. Most importantly, we continued to execute our strategy of growing our Potash business, strengthening and growing the value of our Phosphate businesses, aligning our distribution effort with North American production units, investing in our people, and building a culture of operational excellence and innovation. We accomplished all of this while further building our financial strength and ending the year with $2.7 billion of cash in the bank.

I’m proud of all that the Mosaic team has achieved to date. I’d like to highlight key points to Mosaic’s strategic plan and why we are on the right course. Though many companies have been forced to postpone expansion plans for the foreseeable future, Mosaic is executing on high return growth opportunities.

Nowhere is the potential greater than in potash. Despite near-term uncertainties, the long-term potash outlook remains highly attractive due to robust demand prospects as well as the time and cost required to develop the new capacity to meet demand growth.

Established players like Mosaic have a distinct advantage over potential start-ups in the potash industry. For example, Mosaic owns enough mineral reserves to run our Saskatchewan mines for the next 100 years. We can develop new brown field capacity at a substantially lower cost than greenfield projects. Indeed, we are now executing a multibillion dollar multi-phased expansion plan at our three large scale mines in Saskatchewan. These projects will increase our annual capacity to nearly 17 million metric tonnes by 2020. This capacity also includes, at no cost, the impending reversion of 1.3 million tonnes of potash currently being supplied to a third party by a tolling agreement.

In the case of phosphate, Mosaic produces more crop nutrient and animal feed products than any other company in the world by a wide margin. We rank amongst the lowest cost producers today due to the vertical integration of our phosphate rock mining, and processing operations; our large scale mines and chemical plants; and our important location advantages in Florida and Louisiana. A key component of our Phosphate business unit strategy is to cement this competitive advantage for the next decade and beyond by a stepped up and focused effort on operational excellence.

This strategy has several components. We are investing in more cogeneration capacity and in state of art technologies to reduce energy costs and enhance process efficiencies. We are implementing improved processes for maintenance, capital deployment, and material flows. We’re building better forecasting and production planning capabilities in order to operate at more consistent rates, recognizing the marginal cost to produce an incremental tonne is very low. All of these steps are intended to drive stronger cash flow and returns on capital from existing operations.

Another component of our Phosphates strategy is to secure the mineral resource base for our U.S. operations. We’re making steady progress permitting our large and valuable Florida phosphate rock reserves. We continue to evaluate options to secure advantaged access to rock reserves elsewhere in the world. Finally, we keep our antenna up for M&A opportunities to grow our phosphate mining and processing businesses beyond the U.S. borders.

Mosaic’s potash and phosphates facilities are well situated to serve customers in North America and other regions. We sell most of our production through Canpotex and PhosChem. But we also market product through our own distribution system. Frankly, I’m disappointed with the performance of our Offshore distribution during the past year. While our results are not dissimilar to competitors, we are taking steps to ensure that our Offshore businesses are fully aligned with Mosaic’s production assets and generating acceptable returns. A recent step in this alignment process is our decision to sell our Thailand distribution business—a well-run operation, but one which doesn’t support our strategic objectives.

We will utilize Mosaic’s strong balance sheet and projected cash flow to execute this growth strategy. We also were pleased to return value to shareholders through a regular dividend program and will consider additional shareholder distributions when appropriate.

Our growth strategy is designed to capitalize on the attractive long-term outlook for global agriculture. Despite the extraordinary volatility last year, positive long-term fundamentals remain intact. The world’s appetite continues to swell, due to steady population growth as well as increases in income, especially in the large and rapidly developing countries in Asia.

Global grain and oilseed demand has increased at an annual rate of 2.1% this decade, and there are ample reasons to believe that demand will continue to grow at a brisk pace. Population is projected to increase at a steady pace of about 75 million people each year, and the current downturn is expected to only modestly slow economic momentum, especially in key countries such as China and India. In addition, U.S. biofuel mandates ratchet up during the next several years, and political support for these programs continues to look solid.

The world produced bumper crops during the last two years as a result of the strong supply response to higher agricultural commodity prices as well as the kind cooperation of Mother Nature. These large harvests have built global grain and oilseed stocks to more secure levels today, but we cannot become complacent. Farmers around the world will need to achieve higher yields year-after-year in order to feed, and to some extent fuel, a growing and more affluent population. Advances in plant genetics and the corresponding need to increase crop nutrient use will play vital roles in boosting agricultural productivity.

In the case of phosphate, the market has recalibrated. Raw material costs have fallen and selling prices have adjusted to current market fundamentals. We’re seeing demand from buyers all across the globe, and we expect a strong recovery in sales volumes this year. The PhosChem DAP sale to India announced earlier this week is the most recent example of returning demand which is balancing the phosphate market. In fact, U.S. producer stocks peaked on December 31st and have trended steadily downward to the low levels of today. Our best intelligence indicates that the global distribution pipeline was destocked this past spring.

Price and margin improvement for current levels will depend on various factors, including grain and oilseed prices and farm economics. I think we’d all agree that the recent tumble in near-term grain prices isn’t sending the right signals to farmers. Grain prices for 2010 and 2011 crops, however, remain at attractive levels and support our view of continued strong farm economics and demand for crop nutrients.

In the case of potash, recent transactions with major Indian buyers have finally resulted in meaningful price discovery. I would like to add that as of early this morning, Canpotex announced it concluded contracts in India totaling 850,000 tonnes with both its private and public sector partners. Contract prices were in line with the recently completed India contract of $460 a tonne CFR. This development is expected to stimulate sales volumes and boost buyer confidence. Our recovery in shipments will begin to shrink record high North American inventories and get mines back to operating at higher and more consistent rates.

We’ve always maintained that the market determines potash prices and that is exactly what’s happening right now. Current prices remain healthy. They still support brownfield expansion projects, but may subject proposed greenfield investments to much greater economic scrutiny. And though full year potash prices may be down from last year, we expect our sales volumes to be up and operating profits to be at a robust level.

To wrap up, I’m proud of our results and accomplishments in fiscal 2009 and look forward to fiscal 2010 with great enthusiasm. This is why.

First, we at Mosaic have long experience in working through these cyclical ups and downs of the industry. This experience allowed us to generate record earnings of $2.4 billion in fiscal 2009 and strengthen our balance sheet with over $2.7 billion of cash at year-end. We delivered this performance in the face of the worst economic downturn in living memory.

Second, we believe our balanced portfolio with strong positions in both potash and phosphate, is a decided advantage for us, giving the differing supply and demand factors at work for the two nutrients. We are becoming an ever-bigger player in Potash and look to drive strong cash flow from our Phosphate business.

Third, the replacement cost for our assets is high and rising, bolstering the economics of our brownfield Potash expansion plans. The scale of our business and our cost competitiveness assure us of a major role in meeting growing demand for years to come.

Finally, long-term agricultural fundamentals remain very attractive. The world needs more food, and crop nutrients are an essential part of the solution. We are proud of the role Mosaic plays in helping the world grow the food it needs.

Now we’ll be happy to take your questions.

+++ q-and-a

Operator: (Operator Instructions). And your first question is from the line of Don Carson with UBS. Please proceed.

Don Carson: Yes, thank you. Jim you made reference to falling foreign soy prices. Couple specific questions on that. One with soybeans coming down, the $9 range. We’ve got roughly $8 breakeven costs for Mato Grosso farmers. Any concern about what that might do to Brazilian demand over the next few months? Just wondering what — can you comment on what demand you’re seeing out of Brazil on potash and phosphate right now?

Jim Prokopanko: Well, good morning. I’m sorry.

Don Carson: Just one follow-up on that. I guess the one surprise, obviously the market thought that a late planting and reduced fertilizer use would have a negative effect on yields, but the weather’s turned favorable, there’s talk of record yields — just wondering what the implication is for a rebound in consumption in the U.S. market next year?

Jim Prokopanko: Well, thank you, Don and good morning. Two questions then about Brazil, and then what we — some color on the size of the North American crop given the nutrient reduction. We’re seeing, yes, a reduction in the commodity grain and oilseed prices, but that has not impacted plant intentions as far as we see in Brazil. In fact, looking at a 5% increase in acreage in planted bean acres in Brazil, we still see the economics as favorable for both North American and Brazilian farmers. That is being translated into steady buying activity by Brazilian farmers and optimism by Brazilian dealers. So we are looking to something more like normalized demand in Brazil for their coming planting season, this September and October.

The question on what happened this year with what is appearing to be projections for a bumper crop, and we’ve all seen the numbers. There’s more corn acres than might first have been thought planted and second there are some reports of an above trend line yield and some as high as 160 bushels an acre. What explains that is weather. To grow a crop, you need good seed, you need crop nutrition, you need sunshine, you need good moisture, and they’ve had great seed. They’ve got good weather, although started late, it’s recovered well. That’s testament to the quality of some of the new seed varieties that are planted, some better farming practices by farmers, and in the case of the reduced crop nutrients, many of these soils had positive balances of nutrients going into the year. So it was possible with the right growing conditions that there was going to be a good, good crop. And that is in fact is what has happened.

That said, understand that with — we get a corn crop of 160 bushel per acre corn crop, that will have taken off a lot of nutrients. That has to be recharged. In the case of potash and phosphate, it doesn’t fall from the sky. Whatever is removed has to be replaced. They’ll have extracted a lot of potash and phosphate from the soils and throughout North America this year.

Don Carson: Thank you.

Jim Prokopanko: And I’d just add one thing, Don, this crop isn’t in the bin yet. There’s more growing to go. There has to be a harvest, can’t have an early frost, there’s — we’re not across the finish line just yet, but it’s looking like a great crop.

Operator: And your next question is from the line of Steve Byrne with Bank of America Merrill Lynch. Please proceed.

Steve Byrne: Hi, good morning. Jim, with your distribution business in Brazil and your wholesale shipments to other distributors down there, do you see a clearing price already in Brazil? Or do you think that it’s likely to come out within the next few days or next few weeks? What’s your forecast there?

Jim Prokopanko: Good day, Steve, I’m going to ask our Commercial VP Rick McLellan, who oversees our Brazilian and international operations, to comment. And the question, as I understood it was, what is the clearing price to the farmers in Latin America and Brazil? In the case of Potash.

Rick McLellan: Steve, were you asking on potash? Can we clarify that?

Steve Byrne: Yes, I was talking about potash.

Rick McLellan: On import or at the farmer level?

Steve Byrne: Well I was really thinking more at the import level, relative to the contract price with India. Do we have something that is relative to that?

Rick McLellan: I think one, the India agreement was just cleared this morning. And so in the next few weeks, we’ll get clarified a clearing price for potash into Brazil.

Steve Byrne: And Rick, are there shipments of potash on the water, on the way to Brazil? And has some of it even moved into the channel, but just not yet been priced?

Rick McLellan: I don’t know about pricing, about unpriced shipments, but there has been product moved. And if you think about how far they have, to where the farmers have to plant. Here we are near the end of July. A large amount of product has to move to restock, to be ready for farmers to use it in October.

Steve Byrne: Rick, can you just comment on your discussions with your Corn Belt customers? How would you characterize those discussions now? Are they showing interest in restocking and are they seeing any interest from their customers? The growers to prepay for the fall?

Rick McLellan: I think you’ve raised a very good question. One, our customers are facing their customers, who’ve seen the decrease in grain prices in the last 30 days and that’s caused everyone to pause for a moment. But I guess, as late as yesterday, in discussions with our customers, they clearly are still expecting a very good fall season because of the futures prices that we’re looking at for next year’s crop.

Steve Byrne: Thank you.

Operator: And your next question is from the line of Robert Koort with Goldman Sachs. Please proceed.

Louisa Herman: Hi, this is Louisa Herman in for Rob Koort. My first question is just on margins. I know that you didn’t give any outlook for potash volumes or selling prices, but you said you anticipate that margins — while they’re expected to decline, they’re going to remain attractive. Can you just give a little bit more color on that?

Jim Prokopanko: Well, we’re anticipating a decline, and as we’re seeing these sales booked in India, and soon expect similar in Brazil, they’ll decline from what we experienced this past quarter. At those, even at those levels, we have a very good margin in this business. So in terms of being attractive, they are attractive versus this time last year. They are attractive versus our cost of production. Potash remains a very good business even at these prices.

Louisa Herman: Okay, and then my next question is if you guys could provide us with anymore color on your talks with Cargill?

Jim Prokopanko: Well there isn’t many talks with Cargill. There’s — we’ve been very happy with them as an investor and I’ve got to believe they are very happy with us as an investment. And beyond that, there’s been no other kind of discussions.

Louisa Herman: Okay, great, thank you very much.

Operator: And your next question is from the line of Vincent Andrews with Morgan Stanley, please proceed.

Megan Davis: Hi, it’s Megan Davis in for Vincent. I had a couple quick questions. Do you have a comment on how China is going to play in terms of potash negotiations? And also what you’re seeing at the retail level in U.S. in terms of retail inventory for both phosphate and potash?

Jim Prokopanko: I’m sorry, I barely was able to hear your name. I heard the first question about China and the second question, if you can speak up on that one.

Megan Davis: Sorry about that, it’s Megan Davis. The second question was U.S. retail inventory levels for phosphate and potash.

Jim Prokopanko: I’ll answer the China question. Rick will answer the U.S. phosphate inventory level question. China will buy when China chooses to buy on its potash. I think it’ll be a motivating factor now that India has booked. They’ve got more evidence of what the global price of potash is.

I suppose at the extreme, China might not buy this year and might struggle to get to the end of the calendar year and start negotiating for next. However, I think their net stocks are getting lower by the day. It’s all a matter of time. I don’t think it’s a matter of volume. If they don’t buy now, they’re going to have to buy more next year. So I think anywhere from the next couple weeks to the next couple months, we should have China back in the potash market. But it’s going to be their call when that happens and don’t have any more intelligence about when that might be. And Rick, if you’d just comment on U.S. phosphate inventories?

Rick McLellan: At the dealer level we’ve seen — in talking with our customers, we see both phosphate and potash inventories being drawn down to lower levels.

Megan Davis: So lower than normal for this time of year?

Rick McLellan: Yes.

Megan Davis: Okay, and then, my last question — can you explain potash COGS per tonne this quarter? It seemed lower than we would have thought.

Jim Prokopanko: Larry, our CFO, will take that question.

Larry Stranghoener: Yes, potash cost per tonne was lower than in the prior quarter. It was a function, in large part, of Canadian resource taxes being lower. It was also a function of unrealized mark to market gains we realized in the fourth quarter and of course that number jumps around from plus to minus from quarter to quarter.

Megan Davis: Would we expect them to go up to a higher level next quarter?

Larry Stranghoener: It’s possible that cost per tonne would increase in the first quarter of fiscal 2010. Production rates continue to be low, creating a continuing fixed cost absorption issue for us, so costs per tonne are much higher than normal. Ultimate costs will depend on some of these swing factors such as our resource tax accruals as well as any mark to market gains or losses.

Megan Davis: Okay, great, thank you so much.

Operator: And your next question comes from the line of PJ Juvekar with Citi, please proceed.

PJ Juvekar: You referenced the Canpotex contract to India. Can you specify again the volume to India this year? Can you refresh our memory as to your shipments last year? Did Canpotex gain or lose share year-over-year?

Jim Prokopanko: Okay, good morning, PJ. Yes, we are announcing this morning, or Canpotex is, an 850,000 tonne shipment. There’s an option to go upwards about 20% from there. That will take us, if they go to the maximum amount, 1 million tonnes. Last year it was approximately 1.2 million to 1.25 million tonnes we shipped to India. Understand, I think last year’s contract was sometime around April. This is much lower, a smaller period of time. So this is for shipments between now and the end of March next year. So it’s an — it’s down a little bit. I don’t think we’ve lost much market share, if any. I think it’s just over a congested period of time, number one. And number two, there’s some concerns about the monsoon for the Rabi season in India this year. It’s not been 100% normal monsoon, it’s a little less. But still a good monsoon.

PJ Juvekar: Okay, thank you. And one of your competitors talked about North American potash applications being down around 40% for the fertilizer year. When you talk about potash demand recovery for 2010, I know you haven’t given specific guidance, but can you give a rough estimate or range in terms of how much you think volumes will bounce back? Do you see it returning, is 2008 a decent baseline?

Jim Prokopanko: I think there’s two components there. There’s the farmer use and the pipeline restocking. So we saw a farmer use that’s maybe as high as that 40%. That seems a little high. But I think — so that’s one component. I think it’ll get — depending on grain prices, of course, but I think we’ll come closer to back to normal rates for the coming year. The pipeline is very much destocked. We’ve got to recharge that. I think shipments last year were down about 50% or just over, something like 53% from the prior year. So you’ve got those two things and they confuse one another and people — it’s hard to get a clear picture. Farmer use and dealer purchasing. And we think certainly the farmer use will get up there and call it normalized dealer stocking.

Larry Stranghoener: Jim, I would just add that we would not look for anything close to normal selling levels in the first quarter of this fiscal year, but perhaps by the second half of the year, maybe even the final three quarters of the year, we’d be closer to normal levels.

PJ Juvekar: And in normal levels, that would be five-year average or 2008, or what’s the best benchmark to think about?

Larry Stranghoener: Yes, I think closer to those kinds of levels posted in 2006, 2007, 2008.

PJ Juvekar: Great, thank you.

Operator: And your next question comes from the line of Jeff Zekauskas with JPMorgan. Please proceed.

Jeff Zekauskas: Hi, good morning. Just a couple of quick questions. You said that your potash capacity would be 17 million tonnes by 2020. What will it be by 2012?

Jim Prokopanko: Well, okay, good question that we don’t have a crisp answer for you. We’ll begin having — we can get back to you with a 2012 number. We will have some current capital expansion projects coming online as well as we’ll have a reversion of the 1.3 million tonnes of the tolling agreement. So now call our projected capacity just over 10 million tonnes. We’ll get back to you, but I think it’ll be north of 12 million to 12.5 million tonnes by then.

Jeff Zekauskas: Okay, and then secondly, when you look at the next three years, could you just compare the supply demand balances in potash globally versus the supply demand balances in DAP? That is, which should be the better market or the tighter market and why? Will they act similarly? Will they act differently? How do you assess these two markets over the next few years?

Jim Prokopanko: Jeff, I’m going to ask Dr. Mike Rahm to answer that question.

Mike Rahm: Okay, thanks, Jeff. Without getting into too much detail, we see fairly limited new capacity coming on over the next two to three years. Our expectation is that we will see a resumption of growth back — in the case of phosphate in that 2% to 2.5% per year range. In the case of potash, probably in that 2.5% to 3.2% per year range. And so the combination of that, when we look out over the next three to four years, provides a balanced to snug outlook for both of these nutrients.

Jeff Zekauskas: So I guess, just lastly, can you talk about what is it about the phosphate market that leads to these much, much tougher margins in comparison to potash? In potash, there are all of these producers who are shutting down capacity, whereas there doesn’t seem to be the same kind of producer discipline in DAP. Is there anything that could happen to the industry over time that could change that, or do you see any strategic developments that make the DAP market more resilient?

Jim Prokopanko: Jeff, I’ll just add a comment, and then Mike, Dr. Rahm again will add color to that. What we see with the phosphate business is very good margins on a through-cycle economic basis. You got components like more raw material costs in phosphates. So I think you have more cyclicality and ups and downs in that versus the potash business that doesn’t have as much added raw materials. No ammonia, no sulfur, and you’re not as much energy, natural gas pricing that goes into it. You have a little less variability. But we see that in the phosphate, the through-cycle economics are very good. In the good times, it’s very, very good business. We do have some dips, but over that cycle, it’s very good returns.

On the potash, it’s been steadier, we’ve seen a recalibration here. Just the way the marketplace has operated in terms of limited supplies of the potash rock and a few companies producing it. Both have long lead times to bring on new capacity and both have slightly different economics. But the drivers in, in both cases, comes down to the world grain and commodity prices. Mike, do you want to add to that?

Mike Rahm: I don’t think there’s a whole lot more to add. I think in the case of phosphate, you probably have a few more moving parts. Jim mentioned the purchased raw materials required to produce that product and process the ore. I think you also have a situation where about one-third of the phosphate is produced by nonintegrated players. It’s different from potash in that regard. The pricing cost of those purchased raw materials tend to be very volatile and that does whipsaw the market a fair amount.

Jeff Zekauskas: Okay, thank you very much.

Operator: Your next question comes from the line of Michael Piken with Cleveland Research. Please proceed.

Michael Piken: Good morning, a couple questions for you. Number one, with respect to your Offshore write-downs, did that include the recent recalibration of the potash market. Or should we expect next quarter to see another recalibration in light of the fact that really the potash price didn’t really crack until July?

Larry Stranghoener: The write-downs taken in the fourth quarter accurately anticipated potash pricing we’re seeing right now.

Michael Piken: We shouldn’t expect necessarily, assuming potash prices held at these prices, another round of write-downs.

Larry Stranghoener: That’s correct.

Michael Piken: Okay, great and with respect to your own operating rates. Can you give us a feel for how much curtailments you’ve taken in your potash business since the beginning of the year and where you’re currently running at, and same thing for your phosphate business?

Jim Prokopanko: I’m going to have Joc O’Rourke, who’s the second time at one of these earnings calls with Mosaic. Joc is our Executive Vice President of Operations and he’ll respond to that.

Joc O’Rourke: First in potash, over the year, we’ve followed obviously the demand in managing our own inventory. Over the year, I think we curtailed in potash approximately 1.8 million tonnes as we previously stated. And right now, we’re moving up to running about just a little over half capacity right now and obviously expecting that to come up with these new orders. In phosphates, for the year, we ran a little over 60%. And at this stage, with the exception of our Louisiana plant, which is in a normal shut down turnaround, we’re running at almost our full capacity rates.

Michael Piken: Okay, great, that’s helpful. In terms of the last question I had as sort of a follow-up, where do you think we are globally right now in terms of potash and phosphate utilization rates around the world?

Jim Prokopanko: Mike — do you want to address that?

Mike Rahm: Yes, I would think in the case of phosphate, the global industry is probably running into the 70% plus range. For potash, probably closer to the 40% to 50% range.

Michael Piken: Okay, great, thanks.

Operator: Your next question comes from the line of Mark Connolly with Sterne Agee. Please proceed.

Mark Connolly: Can you hear me?

Jim Prokopanko: Just fine, good, Mark.

Mark Connolly: Sorry about that. Having a little —

Jim Prokopanko: We lost you, Mark.

Mark Connolly: Can you hear me now?

Jim Prokopanko: Yes.

Mark Connolly: Sorry. Two process questions, Jim. Timing and process. Can you give us a sense of when you expect resolution on the Esterhazy issue and what the process is going to look like to get that resolved? And a similar question on the mineral resource issue, a very different issue, but can you give us a sense of what the mile posts are going to be so we know what to expect to hear from you over the next year or a couple of years in terms of getting the Florida mineral situation nailed down?

Jim Prokopanko: Okay, Mark, good morning. And to the question of the tolling agreement, we have an expectation that the tolling agreement comes to an end in August of 2010. Our interpretation of the agreement and the conditions we are bound to. Right now, we’re having a disagreement with the other party and we’re going through efforts to come to a common point of view. I think we’re declaring, we’re announced in — or will at least in the 10-K that this is going to the courts for resolution. And we expect we’ll come to an agreement or come to a resolution in the next — before that period of time. Time will tell. I just can’t — I just can’t say how this is going to play out, but it’s again, I’ll just reinforce that we believe August 2010, where our obligations are concluded. Could you repeat your second question please?

Mark Connolly: I wondered if you could walk us through what your process in Florida for the mineral rights is in terms of the process and the milestones that we’ll see along the way.

Jim Prokopanko: We have — the next major mine permitting efforts to conclude is our South Fort Meade mine. I’ll let our General Counsel, Rich Mack, who’s leading our mine permitting efforts, add a comment. That’s something we anticipate to have wrapped up early in the new calendar year. We are now before the Army Corps of Engineers, working with them, getting the application and permits completed there. And that’s well underway, going well, good relations, good communications with the Army Corps. I’ll ask Rich to add more comments and other permits and what some of those mileposts might be.

Rich Mack: Sure, thanks Jim, and thanks for the question, Mark. We’ve made significant progress in the past year to 1.5 years by stepping up our efforts with respect to our permitting activities in Florida. We’re focusing at all levels. We’re focusing at the county level, at the state level, and the federal level. We certainly understand that we need to be a good community neighbor to take advantage of the great assets we have in the state of Florida. Right now, other than our South Fort Meade permit, we’ve cleared the decks for the next few years in terms of any of our major permits. So we recently went through a comprehensive strategy in terms of how we’re going to go about obtaining the various approvals we need and of course, we’re working very closely with the local county governments, state officials, and federal officials to ensure that our story is heard. So we’re very happy on that front, Mark.

Mark Connolly: So if all goes well, early next calendar year, we’ll have some clarity.

Rich Mack: Yes, it’s an ongoing — we’re always going to have various permits that come up for approval. It’s not like there’s one threshold event that you are looking for. Each year or every other year, there’s going to be an incremental approval or permit that is necessary. What we’re looking at is the long term here, and making sure we have the right processes in place to ensure that we timely receive the approvals and on terms that are acceptable to Mosaic.

Jim Prokopanko: Mark, I’d just add for completeness, we have approximately 35 years of proven and probable reserves available in the Florida area. And we normally have six to seven years of permitted lands. So we’re in that six to seven-year range of permitted mines still to work through.

Mark Connolly: Right, right, perfect, thanks very much.

Operator: And your next question is from the line of Mark Gulley with Soleil Securities. Please proceed.

Mark Gulley: I have a couple questions, if I may. One, with respect to the capacity expansion plans which you reiterated today. I remain a little bit confused as to with the operating rates still currently, you haven’t elected to take a partial deferral, a pushout of capacity expansion plans — is your strategy to preempt new players? Or perhaps can you elaborate on your capacity expansion strategy please?

Jim Prokopanko: Mark, these Potash expansions are very long-term undertakings. For us to expand with the capital projects we talked about, 5 million tonnes, it’s going to take us ten years. That’s going with considerable urgency to bring those on. So to moderate that kind of capital expansion plan, based on seasonal variations, we’d never get anything built. In the next good season we have, you can’t go and say let’s bring on another million tonnes — that could take you four or five years. The 5 million tonnes that we have planned and have much of the work underway, that’s going to come on in approximate 500,000 tonne bites over the next ten years. We can’t — we are confident about the long-term fundamentals of this business. It’s going to be cyclical. There’s going to be great seasons. There’ll be seasons where we can’t meet demand. There’ll be seasons where we’re going to have more capacity than there might be demand for. But you have to get these things started due to the long-term extended nature of these capital projects.

Mark Gulley: Okay, I have a second question for one of your leaders that deals with the distribution channel in the US on Potash. Do you have any idea whether or not the lower prices that we’re talking about today will trigger some lower cost or market writedowns on the part of the distribution chain, the kind of writedowns that pressured your channel partners latest year on Phosphates? Do they face the same thing this year on Potash?

Jim Prokopanko: Well, I think the moderating factor this year is there’s much less inventory in the distribution network. Producers should have costs — their inventories valued at cost, which we’re nowhere near that. And the whole distribution wholesale network has been very cautious about restocking. I’m not sure where they’ve taken costs down to or what kind of adjustments they’ve made on inventory. If there’s any, it’s going to be on much less inventory in the warehouses.

Mark Gulley: That’s helpful. Third and final question, how should I think about price leadership in the Potash industry globally? It appears that maybe ICL have led the prices down to the $460 level. How should I think about the role that Canpotex and BPC play in price leadership if the small players are the ones that seem to be moving the price?

Jim Prokopanko: Mark, you should think about it as a very efficient market that we’re in. The market works. Buyers and sellers, supply and demand all come together. Market leadership, I’m not sure what that term means. There’s a lot of competitors. I don’t know from one day to another what their motivations are, you can anticipate, but the market resets that and all the drivers that go with it — energy prices, commodity prices, and trade flows. That’s about all I can say.

Mark Gulley: Thank you.

Jim Prokopanko: Okay, with that, we’re going to conclude our Q&A session today. I’d like to remind you that we continue to have a great deal of confidence in the long-term outlook for this business. The need to produce more food has not abated. The world is not getting less hungry, even during these times of economic stress. Mosaic is playing a significant role in this cause and is best positioned to create value for our shareholders and customers for years to come. Thank you and have a safe day.

Operator: Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may disconnect. Have a great day.